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EXHIBIT 4.2

        As previously timely disclosed, the Company has issued warrants to purchase its ordinary shares, in the form of warrant attached hereto, to the recipients and in the amounts as follows:

Name of Recipient	Number of Warrants	Exercise Price	Issuance Date	Expiration Date
Deutsche Bank Securities, Inc.	60,000	$12.92	April 1, 2003	April 1, 2008
Barclays Bank PLC	60,000	$12.92	April 1, 2003	April 1, 2008

        The warrants and ordinary shares underlying the warrants were issued pursuant to a prospectus supplement filed with the SEC on April 3, 2003 pursuant to Rule 424(b)(2). Barclays Bank PLC has exercised all of such warrants.

Number of Ordinary Shares: 60,000	Warrant No.

WARRANT
to Purchase
Ordinary Shares, $0.01 par value
of
Apex Silver Mines Limited
a Cayman Islands corporation

        This Warrant, dated as of April 1, 2003 (the "Warrant") between APEX SILVER MINES LIMITED, a Cayman Islands company (the "Company"), and                         (the "Holder").

        SECTION 1. Grant of Warrants. The Company hereby grants and delivers to the Holder warrants to subscribe for and purchase Sixty Thousand (60,000) ordinary shares of the Company, $0.01 par value per share (the "Warrant Shares"), on the terms and conditions set forth in this Warrant. The warrants are exercisable in accordance with Section 2 at the exercise price of U.S. $12.92 per Warrant Share (as adjusted pursuant to Section 7, the "Exercise Price").

        SECTION 2. Term of Warrants; Exercise of Warrants.

        2.1   Term of Warrants. Subject to the terms of this Warrant, the Holder shall have the right, which may be exercised at any time and from time to time from 8:00 a.m., Denver time, on April 1, 2003 until 5:00 p.m., Denver time, on April 1, 2008 (the "Expiration Date"), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to purchase on exercise of such Warrants.

        2.2   Exercise of Warrant. This Warrant is exercisable at the election of the Holder, either in full at any time or in part from time to time. The Warrant may be exercised upon surrender by the Holder of this Warrant to the Company at either of the offices set forth in Section 9, together with an executed Warrant Exercise and Subscription Form in the form attached as Exhibit A, and upon payment to the Company of the Exercise Price for the number of Warrant Shares to be purchased. The Warrant may not be exercised for fractional Warrant Shares. Payment of the aggregate Exercise Price shall be made by certified or official bank check or wire transfer.

        Subject to Section 3, upon the surrender of the Warrant and Warrant Exercise and Subscription Form and payment of the Exercise Price, the Company will issue and deliver as soon as practicable to or upon the written order of the Holder and in the name or names as the Holder may designate, a certificate or certificates for the number of Warrant Shares so purchased. No certificate for fractional Warrant Shares, or cash in lieu thereof, will be issued. If permitted by applicable law, the certificate or certificates shall be deemed to have been issued, and each person in whose name the certificate or certificates are issued shall be deemed to have become a holder of record of the Warrant Shares, as of the first date upon which the Company has received all of the Warrant, completed Warrant Exercise and Subscription Form and Exercise Price. If the Warrant is exercised for less than all of the Warrant Shares, a new Warrant evidencing the remaining warrants will be issued to the Holder.

        2.3   Compliance with Government Regulations. The Company will comply with the requirements of federal securities law, the listing requirements of the American Stock Exchange, and other laws and regulations related to the issuance of the Warrant or the Warrant Shares provided, however, that in no event shall such Ordinary Shares be issued, and the Company is hereby authorized to suspend the exercise of the Warrant, for the period during which such registration, approval or listing is required but not in effect. The Company covenants that it will use reasonable efforts to obtain any required approvals or registration under state "blue sky" securities laws for the issuance of the Warrant Shares; provided, however, that the Warrant may not be exercised by, or Warrant Shares issued to, any Holder in any state where such exercise or issuance would be unlawful.

        SECTION 3. Payment of Taxes. The Company will pay all documentary stamp duties or taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of the Warrant; provided, however, if any tax or taxes (the "Transfer Tax") is payable in respect of any transfer involved in the issuance or delivery of the Warrant or certificates for Warrant Shares in a name other than that of the Holder of the Warrant, the Company shall not be required to pay the tax or to issue or deliver the Warrant or certificates for Warrant Shares unless or until the Transfer Tax has been paid to the Company or it has been established to the satisfaction of the Company that the Transfer Tax has been paid to the appropriate taxing authority.

        SECTION 4. Mutilated or Missing Warrants. If the Warrant is mutilated, lost, stolen or destroyed, the Company may in its discretion cancel the Warrant and issue a replacement Warrant, but only upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of the Warrant and an indemnity or bond, if requested, also satisfactory to the Company. An applicant for a substitute Warrant shall comply with other reasonable requirements and pay other reasonable charges as the Company may prescribe.

        SECTION 5. Transfer and Exchange of Warrant.

        5.1   Transfer of Warrants. The Warrant shall not be transferable.

        5.2   Exchange of Warrant. Each Warrant may be exchanged upon surrender to the Company and delivery to the Company of the Holder's written request, for another Warrant or Warrants entitling the Holder to purchase a like aggregate number of Warrant Shares. Promptly following receipt of the request and the Warrant, the Company shall deliver to the Holder a new Warrant or Warrants as so requested. No new Warrant entitling the Holder to purchase fractional shares will be issued.

        SECTION 6. Reservation of Warrant Shares; Purchase and Cancellation of Warrants.

        6.1   Reservation of Warrant Shares. There have been reserved, and the Company shall at all times keep reserved, out of its authorized share capital, a number of its ordinary shares ("Ordinary Shares") sufficient to provide for the exercise of the rights of purchase represented by this Warrant. The transfer agent and every subsequent transfer agent for any shares of the Company issuable upon the exercise of the Warrant will be authorized and directed at all times to reserve a sufficient number of authorized Ordinary Shares for that purpose. The Company will keep a copy of this Warrant on file with the transfer agent and with every subsequent transfer agent for any shares of the Company issuable upon the exercise of the rights of purchase represented by the Warrant. The Company will furnish the transfer agent and any subsequent transfer agent with a copy of all notices of adjustments delivered by the Company.

        6.2   Purchase of Warrants by the Company. The Company may, except as prohibited by law, purchase or otherwise acquire all or any portion of the Warrant from a Holder wishing to sell such Warrant at such times, in such manner and for such consideration as the Company may deem appropriate.

        6.3   Cancellation of Warrant. Any portion of the Warrant purchased or otherwise acquired by the Company shall be cancelled and retired. The Company shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

        SECTION 7. Adjustments. The Exercise Price and the number and kind of securities subject to purchase upon the exercise of the Warrant shall be subject to adjustment from time to time upon the happening of certain events, as set forth below.

        7.1   Adjustments.

          (a)   If at any time, on or after the date of this Warrant and prior to the Expiration Date, the Company shall (i) declare a dividend or make a distribution on its Ordinary Shares payable in Ordinary Shares, (ii) subdivide or reclassify the outstanding Ordinary Shares into a greater number of Ordinary Shares, or (iii) combine or reclassify the outstanding Ordinary Shares into a smaller number of Ordinary Shares, the Exercise Price in effect and the number of Warrant Shares which are to be issued upon exercise of a Warrant shall be proportionately adjusted as of the record date for the dividend or distribution or the effective date of any subdivision, combination or reclassification.

          (b)   If at any time, on or after the date of this Warrant and prior to the Expiration Date, there is any merger, consolidation, arrangement, reconstruction or statutory share exchange of the Company with or into any other person or company, the Holder shall receive upon exercise of the Warrant the kind and amount of shares and other securities and property (including cash) which would have been received upon such merger, consolidation, arrangement, reconstruction or statutory share exchange by a holder if the Warrant so exercised had been exercised immediately prior to such merger, consolidation, arrangement, reconstruction or statutory share exchange, subject to adjustments which, for events subsequent to the effective date of such merger, consolidation, arrangement, reconstruction or statutory share exchange, shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 7.

          (c)   Notwithstanding anything to the contrary contained in this Section 7.1, no adjustment in the Exercise Price shall be required unless it would result in an increase or decrease of at least one percent; provided, however, that any adjustments which by reason of this Section 7.1(c) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments in the Exercise Price shall be made to the nearest cent.

          (d)   In any case in which this Section 7 requires that an adjustment in the Exercise Price be made effective immediately after the record date for a specified event, the Company may elect to defer until the occurrence of the event the issuance, upon any exercise of a Warrant after the record date, of the Ordinary Shares and other capital stock of the Company, if any, issuable upon the exercise in excess of the number of the Ordinary Shares and other capital stock of the Company, if any, issuable upon the exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

          (e)   Notwithstanding anything to the contrary contained in this Section 7.1, no adjustment to the Exercise Price or other terms of the Warrant need be made if the Holder is to participate in any transaction on a basis, and with notice, that the Board of Directors of the Company determines to be fair and appropriate in light of the basis and notice on which holders of Ordinary Shares participate in the transaction.

        7.2   Notice of Adjustment. Whenever the Exercise Price is adjusted, the Company shall promptly deliver to the Holder a certificate of adjustment, setting forth the Exercise Price after adjustment, a brief statement of the facts requiring the adjustment and the computation by which the adjustment was made. The certificate of adjustment shall be conclusive evidence of the correctness of the adjustment.

        7.3   Statement on Warrants. Irrespective of any adjustments in the Exercise Price or the number or kind of shares or other property purchasable upon the exercise of the Warrant or other amendments to or corrections of the Warrant, Warrants issued before or after such adjustments may continue to express the same price and number and kind of shares as are stated in this Warrant.

        SECTION 8. No Rights as Shareholders. Nothing contained in this Warrant shall be construed as conferring upon the Holder or its transferees the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company, except as otherwise set forth under Section 2.2 hereof.

        SECTION 9. Notices. Any notice required or permitted under this Warrant shall be in writing and shall be delivered in person, by overnight courier, or by facsimile transmission (with hard copy to follow promptly by first class mail or overnight courier), or mailed first class, postage prepaid:

(a)	if to the Company:
Apex Silver Mines Limited c/o Apex Silver Mines Corporation 1700 Lincoln Street, Suite 3050 Denver, Colorado 80203 Attention: Chief Financial Officer Tel: (303) 839-5060 Fax: (303) 839-5907
(b)	if to the Holder:

        Each party hereto may from time to time, by notice to the other party, change the address and facsimile numbers to which notices to it are to be sent.

        SECTION 10. Supplements and Amendments. The Company may from time to time supplement or amend this Warrant without the approval of the Holder in order to cure any ambiguity or to correct or supplement any provision contained which may be defective or inconsistent with any other provision, or to make any other provision which the Company may deem necessary or desirable and which shall not adversely affect in any material manner the interest of the Holder. The Company may from time to time supplement or amend this Warrant in any other respect with the written consent of the Holder.

        SECTION 11. Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns.

        SECTION 12. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly within such state.

        SECTION 13. Benefits of this Warrant. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company or the Holder any legal or equitable right, remedy or claim under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Holder.

        SECTION 14. Counterparts. This Warrant may be executed in counterparts and by facsimile, each counterpart and facsimile copy shall for all purposes be deemed to be an original, and all counterparts shall together constitute one and the same instrument.

        SECTION 15. Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction. If any provision of this Warrant is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        SECTION 16. Captions. The captions of the Sections and subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

* * *

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed, all as of the day and year first above written.

APEX SILVER MINES LIMITED
By:
Name:	Mark A. Lettes
Title:	Chief Financial Officer

By:
Name:
Title:

Exhibit 4.2

Exhibit A
WARRANT EXERCISE AND SUBSCRIPTION FORM
(To be executed only upon exercise of Warrant)

The undersigned irrevocably elects to exercise the right of purchase represented by its Warrant for                        Warrant Shares, and elects to purchase                        Warrant Shares, and tenders payment of the purchase price in full in the form of a certified or official bank check, or wire transfer, in the amount of $                        .

Please issue a certificate or certificates for such Warrant Shares in the name of:

Name
Address:
Tel:
Tax ID No.:

(Please Print Name, Address and Social Security or Taxpayer Identification Number)

If the number of shares purchased are not all the shares purchasable under the Warrant, a new Warrant is to be issued in the name of the undersigned for the balance of the shares remaining purchasable thereunder.

Dated:

Note: The signature below must correspond exactly with the name on the face of the Warrant, in every particular, without alteration or change.

(Signature of Registered Owner) (Print Name of Registered Owner) (Street Address) (City) (State) (Zip) (Telephone Number)	Signature Guarantee Signatures should be guaranteed by an eligible guarantor institution which is a member of a signature guarantee program satisfactory to the Company.

B-1

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  EXHIBIT 4.2